Exhibit 4.4

Form of
AMENDED AND RESTATED SECURED PROMISSORY NOTE
 (Term A Loan)
$_______________       Dated: ______________
FOR VALUE RECEIVED, the undersigned, LOMBARD MEDICAL TECHNOLOGIES INC., a Delaware corporation with offices located at 15420 Laguna Canyon Road, Suite 260, Irvine CA 92618, and ALTURA MEDICAL, INC., a Delaware corporation with offices located at 923 Hamilton Ave., Menlo Park, CA 94025 (individually, collectively, jointly and severally “Borrower”) HEREBY PROMISES TO PAY to the order of OXFORD FINANCE LLC (“Lender”) the principal amount of ____________________________________ or such lesser amount as shall equal the outstanding principal balance of the Term A Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term A Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated __________________by and among Borrower, Lender, Oxford Finance LLC, as Collateral Agent, and the other Lenders from time to time party thereto, as amended by that certain First Amendment dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement.  Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.
Principal, interest and all other amounts due with respect to the Term A Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”).  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.
The Loan Agreement, among other things, (a) provides for the making of a secured Term A Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.
This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.
This Note and the obligation of Borrower to repay the unpaid principal amount of the Term A Loan, interest on the Term A Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.
Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.
Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.
This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.
The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent.  Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation.  Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.
Except as otherwise set forth herein, this Amended and Restated Secured Promissory Note is intended to and does completely amend and restate, without novation, that certain Secured Promissory Note 1 issued April 24, 2015, by Lombard Medical Technologies, Inc. in favor of Lender.
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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.
BORROWER:

LOMBARD MEDICAL TECHNOLOGIES INC.

By
Name:
Title:

ALTURA MEDICAL, INC.

By
Name:
Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL
Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By